KRESTON GTA

December 27, 2021

To: Whom it may concern:

Re: Harmony Energy Technologies Corporation

In connection with the filing of Form 10 dated December 27, 2021, to be filed under the Securities Act of 1934 (U.S.) of Harmony Energy Technologies Corporation (the "Company"), we consent to being named and to the use of our report dated April 30, 2021 to the shareholders of the Company on the following consolidated financial statements:

a) Consolidated statements of financial position as at December 31, 2020, 2019 and 2018.

b) Consolidated statements of operations and comprehensive loss, changes in deficit and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

We report that we have read the Form 10 and all information therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the filing of Form 10 to which it is addressed in discharging its responsibilities and should not be used for any other purpose.

Sincerely,

Kreston GTA LLP

Chartered Professional Accountants, Licensed Public Accountants
Markham, Canada